Exhibit 5.1




July 16, 2002



USANA Health Sciences, Inc.
3838 West Parkway Blvd.
Salt Lake City, Utah 84120

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by USANA Health Sciences, Inc., a Utah corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about July 16, 2002, in connection with the registration under the Securities Act of 1933, as amended, of 3,500,000 shares of your common stock, par value $0.001 per share (the "Shares"), reserved for issuance pursuant to the 2002 USANA Health Sciences Stock Option Plan (the "Plan"). As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

/s/ Durham Jones & Pinegar
DURHAM JONES & PINEGAR,
Professional Corporation